November 26, 2008

Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs and Mesdames:

Re:	Asia Interactive Media Inc. registration of 4,110,612 common shares on Form S-1

We refer to the registration statement for Asia Interactive Media Inc. a Nevada corporation (the “Company”), on Form S-1 (the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for resale of up to 4,110,612 shares of the Company’s common stock, $0.0001 par value (the “Shares”), under the Securities Act of 1933.

In rendering the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (1) the Registration Statement, together with all exhibits thereto; (2) the Company’s Articles of Incorporation and Bylaws, as amended; (3) the minutes and resolutions of the Board of Directors and shareholders of the Company, all as provided to us by the Company; and (4) such other documents and instruments that in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are qualified to practice U.S. corporate and securities law as our attorneys are called to various state bar associations in the United States. Further, we regularly provide legal services to companies incorporated in the State of Nevada and consequently have developed broad knowledge and understanding of Nevada corporate law. We furnish this opinion to the Company and solely for your benefit. Our opinion is subject to the qualification that no opinion is expressed herein on the application of state securities or blue sky laws.

Please be advised that we have reached the following conclusions regarding the above offering:

1.
The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located at 50 West Liberty Street, Suite 880, Reno, Nevada  89501. The Articles of Incorporation and corporate registration fees of the Company were submitted to and filed by the Office of the Secretary of State of Nevada on February 14, 2000 and amended on February 23, 2007 and March 22, 2007.  The Company's existence and form is valid and legal pursuant to the representation above.

2.
The Company is a fully and duly incorporated Nevada corporate entity with one class of common stock at this time. Neither the Company’s Articles of Incorporation, Bylaws, or any amendments thereto, nor any subsequent resolutions change the non-assessable characteristics of the Company's common stock. The Shares previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are duly authorized, legally issued, fully paid and non-assessable. In addition, we are of the opinion that when sold pursuant to this Registration Statement, the Shares will continue to be duly authorized, legally issued, fully paid and non-assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. None of the Company’s shareholders hold liquidation preference rights upon the voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form S-1 Registration Statement as having rendered the foregoing opinion.  I also consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

Bacchus Corporate and Securities Law

Per:  /s/ Penny Green
Penny Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of British Columbia